Exhibit 99.1

Company Contact:	Investor Relations:
Glynn Riddle	Cameron Associates
EVP and Chief Financial Officer	Rodney O’Connor
(615) 771-7575	(212) 554-5470

Advocat Announces 2011 Third Quarter and Nine Months Results

Kelly Gill promoted to Chief Executive Officer

BRENTWOOD, TN, (November 7, 2011) – Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced its results for the third quarter ended September 30, 2011. On November 4, 2011, the Company declared a fourth quarter dividend of 5.5 cents per common share. The dividend will be paid January 13, 2012 to shareholders of record on December 31, 2011.

The Company also announced that Kelly Gill has been promoted to Chief Executive Officer and appointed to the Board of Directors. Wallace Olson, Chairman of the Board, said “Kelly’s extensive experience and success at Advocat and in the nursing home profession will be an asset to the Company and the Board in both these roles.”

For the third quarter of 2011 compared to the third quarter of 2010, key highlights include the following:

•	Revenue increased 10.5%, to $80.6 million, compared to $73.0 million.

•

Skilled census, representing total Medicare and managed care patients, increased 12.2% to an average of 660 patients per day. Skilled census was 15.9% of total census in the third quarter of 2011 compared to 13.9% in 2010.

•

Medicare revenues increased 29% compared to the third quarter of 2010, as a result of increased patient census, changes in patient acuity levels, and the effects of the skilled nursing rate adjustments in October 2010.

•

The Company is incurring expenses that are expected to benefit future periods. Results for the third quarter of 2011 included expense increases totaling approximately $1.4 million for expenses related to our strategic growth initiatives. While the Company is already experiencing an increase in skilled mix and operating results, we expect results from these investments will fully develop in future periods.

•

The Company recorded $4.6 million in professional liability expense, $1.3 million in severance expense for the former Chief Executive Officer and a $0.3 million asset impairment charge during the quarter which contributed significantly to the quarterly operating loss.

•

Net loss from continuing operations was $0.9 million compared to net income from continuing operations of $0.2 million, or a loss of $0.17 per diluted common share compared to income of $0.02 per diluted common share in 2010.

•	Funds provided by operations were $2.5 million versus $3.3 million or $0.43 compared to $0.57 per diluted common share in 2010.

Funds provided by operations is a non-GAAP performance measurement. A reconciliation of funds provided by operations to net income is included in the financial tables accompanying this press release.

CEO Remarks

Kelly Gill, CEO, remarked, “We continue to see strong revenue and skilled mix growth as a result of our strategic investments. As a direct result of enhancing our registered nurse coverage and expanding our specialized clinical care offerings, combined with our growth in referral and managed care relationships in certain markets, we have witnessed skilled mix average daily census grow over 10%. Professional liability expense and expenses associated with the departure of the Company’s former CEO caused lower earnings for the quarter, but our strategic investment plan continues to provide returns now as well as tremendous upside opportunities for future growth and profitability.”

Other Highlights for the Quarter Ended 2011

The following table summarizes key revenue and census statistics for the quarter:

	Quarter Ended September 30,
	2011	2010
Total occupancy	77.6%	78.7%
As a percent of total census:
Medicare census	13.9%	12.8%
Managed care census	2.0%	1.1%
As a percent of total revenues:
Medicare revenues	34.8%	29.9%
Medicaid revenues	49.4%	54.3%
Managed care revenues	4.0%	2.5%
Average rate per day:
Medicare	$473.98	$388.37
Medicaid	$153.55	$148.21
Managed care	$405.14	$394.11

Patient Revenues

Medicare revenues increased $6.3 million in the third quarter of 2011 compared to the same period in 2010, as a result of serving a greater number of Medicare patients, changes in patient acuity levels, and rate adjustments implemented by CMS in October 2010. The increase in the total Medicare census and the acuity of our patient mix is primarily attributable to the investments we have made to improve our skilled care offerings. These investments and the costs of caring for these patients resulted in cost increases as discussed below.

Medicaid average daily census was 2.5% lower in 2011, decreasing revenue by $1.0 million in the third quarter of 2011. The average Medicaid rate per patient day for 2011 increased 3.6% compared to 2010 resulting in a revenue increase of $1.4 million in 2011. This increase is the result of rate increases in certain states, partially funded by increased provider taxes, and increasing patient acuity levels. The decrease in Medicaid census reflects our focus on improving our skilled mix.

Managed care rates and census contributed approximately $1.4 million of the total revenue increase. The average managed care rate per patient day for 2011 increased 2.8% compared to 2010 and managed care average daily census increased 77%.

Expenses

Expenses for 2011 include approximately $1.4 million for investment spending in operating initiatives to improve skilled mix and occupancy. The $1.4 million consists of approximately $0.6 million in nursing center staffing costs to improve our ability to market to and care for high acuity patients and additional administrative costs of $0.8 million for oversight and execution of these initiatives. In addition, we increased therapy staffing costs by $1.2 million to support the current skilled census and provide the support for additional increases in skilled census over the long term. While the Company is already experiencing an increase in skilled mix and operating results, there is typically a time delay between incurring such expenses and fully attaining the revenues and cash flows expected from these initiatives and developments.

Operating expense increased to $61.9 million in 2011 from $58.5 million in 2010, an increase of $3.3 million, or 5.7%. The increase in operating expense is primarily attributable to cost increases associated with our increased revenue as well as investment in operating initiatives focused on improving our skilled mix and occupancy. Operating expense decreased to 76.7% of revenue in 2011, compared to 80.2% of revenue in 2010.

The largest component of operating expense is wages, which increased to $39.2 million in 2011 from $36.3 million in 2010, an increase of $2.9 million, or 8.0%. The increase in wages was primarily due to labor costs associated with the 12.2% increase in Medicare and managed care patients, competitive labor markets in most of the areas in which we operate and regular merit and inflationary raises for personnel (increase of approximately 3.5% for the quarter). As discussed above, we also increased facility staffing as part of our initiatives to further improve occupancy and skilled mix.

Professional liability expense was $4.6 million in the third quarter of 2011 compared to $1.7 million in the third quarter of 2010, an increase of $2.9 million. The Company recorded an expense of $4.6 million after an evaluation of its accrual for professional liability claims, giving consideration to several factors, including settlements of claims since June 30, 2011 and other factors affecting our remaining professional and general liability claims, including new lawsuits filed, lawsuits resolved, and the expected frequency and severity of claims during 2011 and prior periods. Cash expenditures for professional liability costs of continuing operations were $4.5 million and $1.3 million for the third quarters of 2011 and 2010, respectively. Professional liability cash expenditures can fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims

General and administrative expenses were approximately $7.2 million in 2011, compared to $5.0 million in 2010, an increase of $2.2 million, or 45.0%, and included a charge of $1.3 million in separation costs. Costs of our strategic initiatives accounted for approximately $0.8 million, including compensation costs related to new positions of approximately $0.5 million, costs related to the implementation of electronic medical records of approximately $0.2 million, and travel expenses of $0.1 million. Performance-based incentive expense was $0.2 million lower in 2011.

During the third quarter of 2011, the Company determined that the carrying value of the long-lived assets of one of our leased nursing centers exceeded the fair value. As a result, we recorded a fixed asset impairment charge as of and for the period ended September 30, 2011 of $0.3 million to reduce the carrying value of these assets.

Highlights for the Nine Months Ended September 30, 2011:

•	Revenue for the period increased to $236.9 million from $214.6 million or approximately 10.4%.

•	Net income from continuing operations rose to $2.5 million from $1.9 million or approximately 30.6%.

•	Net income from continuing operations per diluted share increased to $0.38 from $0.28 or approximately 35%.

•	Funds provided by operations increased to $12.1 million from $9.7 million, an increase of approximately 25%.

Facility Renovations

As of September 30, 2011, the Company has completed renovations at fifteen facilities. The Company is developing plans for additional renovation projects. A total of $23.2 million has been spent on the renovation program to date, with $15.9 million financed through Omega, $6.1 million financed with internally generated cash, and $1.2 million financed with long-term debt. The Company has four projects under way at this time, with completion dates late this year or early next year.

As part of the Company’s plans to develop additional renovation projects, the Company entered into an amendment to the Master lease with Omega in April 2011 under which Omega agreed to provide an additional $5.0 million to fund renovations to four nursing centers located in Arkansas, Kentucky, Ohio and Texas that are leased from Omega.

Electronic Medical Records

We have fully implemented EMR in 31 of our nursing centers and implemented at least one of three phases of EMR in all but two of our 46 nursing centers as of September 30, 2011. Completion of the full EMR implementation plan is expected in December 2011, with training expenses during 2010 and 2011 related to this implementation expected to be between $1.6 million and $1.7 million, and capital expenditures for the implementation expected to be approximately $3.5 million. We have already experienced operational improvements through automation of record keeping and improvement in clinical records quality.

Rose Terrace – West Virginia Nursing Center

The construction of the 90 bed skilled nursing center in Culloden, West Virginia, is nearing completion, with opening scheduled in December 2011. Marketing activities and preparations for opening are underway. We will initially lease the nursing center but have an option to purchase the center beginning at the end of the first year of the initial term of the lease and continuing through the fifth year for a purchase price ranging from 110% to 120% of the total project cost.

Conference Call Information

A conference call has been scheduled for Tuesday, November 8, 2011 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss third quarter 2011 results.

The conference call information is as follows:

Date:	Tuesday, November 8, 2011
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.advocat-inc.com

Dial in numbers:	877.674.2413 (domestic) or 708.290.1366 (International)
The Operator will connect you to Advocat Inc.’s Conference Call

The call will consist of remarks from management as well as a question and answer session. In addition to the questions posed during the live call, management will also be addressing questions submitted by email. If you would like to submit a question please email it to InvestorRelations@advocat-inc.com before the start of the call.

A replay of the conference call will be accessible two hours after its completion through November 16, 2011 by dialing 855.859.2056 (domestic) or 404.537.3406 (International) and entering passcode 23303835.

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to successfully construct and operate the new nursing center in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, including the impact of the CMS final rule that is expected to result in an 11.1% reduction in Medicare reimbursement as of October 2011 and our ability to mitigate the impact of the reduction, government regulation, the impact of federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, costs and impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The

Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat provides long term care services to patients in 46 skilled nursing centers containing 5,364 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocat-inc.com.

-Financial Tables to Follow-

ADVOCAT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$7,748	$8,862
Receivables, net	25,573	23,801
Deferred income taxes	5,141	4,207
Other current assets	6,775	5,965

Total current assets	45,237	42,835

Property and equipment, net	44,655	38,180
Deferred income taxes	10,118	12,408
Acquired leasehold interest, net	9,092	9,380
Other assets, net	5,606	3,153

TOTAL ASSETS	$114,708	$105,956

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$677	$582
Trade accounts payable	4,556	3,120
Accrued expenses:
Payroll and employee benefits	12,688	11,047
Current portion of self-insurance reserves	8,093	7,379
Other current liabilities	4,624	4,479

Total current liabilities	30,638	26,607
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion	25,874	23,819
Self-insurance reserves, less current portion	10,476	11,659
Other noncurrent liabilities	18,240	16,748

Total noncurrent liabilities	54,590	52,226

PREFERRED STOCK	4,918	4,918

SHAREHOLDERS’ EQUITY	24,562	22,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$114,708	$105,956

ADVOCAT INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$80,644	$72,996	$236,946	$214,640

EXPENSES:
Operating	61,871	58,534	182,470	170,324
Lease	5,737	5,661	17,178	16,899
Professional liability	4,610	1,684	7,382	4,095
General and administrative	7,185	4,954	19,363	14,719
Depreciation and amortization	1,636	1,453	4,757	4,301
Asset impairment	344	—	344	—

	81,383	72,286	231,494	210,338

OPERATING INCOME (LOSS)	(739)	710	5,452	4,302

OTHER INCOME (EXPENSE):
Interest expense, net	(683)	(413)	(1,716)	(1,224)
Debt retirement costs	—	—	(112)	(127)

	(683)	(413)	(1,828)	(1,351)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,422)	297	3,624	2,951
(PROVISION) BENEFIT FOR INCOME TAXES	549	(68)	(1,112)	(1,028)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(873)	229	2,512	1,923
DISCONTINUED OPERATIONS	—	(9)	(10)	182

NET INCOME (LOSS)	(873)	220	2,502	2,105
PREFERRED STOCK DIVIDENDS	(86)	(86)	(258)	(258)

NET INCOME (LOSS) FOR COMMON STOCK	$(959)	$134	$2,244	$1,847

NET INCOME (LOSS) PER COMMON SHARE:
Per common share – basic
Continuing operations	$(0.17)	$0.02	$0.39	$0.29
Discontinued operations	—	—	—	0.03

	$(0.17)	$0.02	$0.39	$0.32

Per common share – diluted
Continuing operations	$(0.17)	$0.02	$0.38	$0.28
Discontinued operations	—	—	—	0.03

	$(0.17)	$0.02	$0.38	$0.31

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,779	5,742	5,770	5,729

Diluted	5,779	5,813	5,915	5,868

ADVOCAT INC.

FUNDS PROVIDED BY OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET INCOME (LOSS)	$(873)	$220	$2,502	$2,105
Income (loss) from discontinued operations	—	(9)	(10)	182

Net income (loss) from continuing operations	(873)	229	2,512	1,923
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,636	1,453	4,757	4,301
Provision for doubtful accounts	508	677	1,702	1,617
Deferred income tax provision	865	424	1,938	488
Provision for self-insured professional liability, net of cash payments	(226)	112	(220)	(81)
Stock-based compensation	143	154	546	487
Amortization of deferred balances	38	46	122	167
Provision for leases in excess of cash payments	111	222	336	669
Other	344	—	423	127

FUNDS PROVIDED BY OPERATIONS	$2,546	$3,317	$12,116	$9,698

FUNDS PROVIDED BY OPERATIONS PER SHARE:
Basic	$0.44	$0.58	$2.10	$1.69

Diluted	$0.43	$0.57	$2.05	$1.65

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,779	5,742	5,770	5,729

Diluted	5,931	5,813	5,915	5,868

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as net income from continuing operations adjusted for the cash effect of professional liability and other non-cash charges and is measured before the effects of capital additions, debt payments or dividends to preferred or common shareholders. Funds Provided by Operations per share is defined as Funds Provided by Operations divided by the weighted average common shares outstanding. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.

SELECTED OPERATING STATISTICS

SEPTEMBER 30, 2011

(Unaudited)

			For the Three Months Ended September 30, 2011
	As of September 30, 2011		Skilled Nursing Weighted	Occupancy (Note 1)			2011 Q3 Revenue ($ in millions)	Medicare Room and Board	Medicaid Room and Board
Region	Licensed Nursing Beds	Available Nursing Beds	Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization		Revenue PPD (Note 2)	Revenue PPD (Note 2)
Alabama (Note 3)	790	783	718	90.9%	91.7%	15.0%	$15.4	$497.07	$171.55
Arkansas	1,311	1,157	931	71.0%	80.4%	15.6%	17.7	431.65	156.49
Kentucky (Note 4)	778	745	680	87.5%	91.4%	13.6%	14.6	483.01	176.09
Tennessee	617	576	500	81.0%	86.8%	17.3%	10.2	464.75	147.95
Texas	1,868	1,673	1,332	71.3%	79.6%	10.9%	22.7	499.02	131.47

Total	5,364	4,934	4,161	77.6%	84.3%	13.9%	$80.6	$473.98	$153.55

Note 1:	The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.
Note 2:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.
Note 3:	The Alabama region includes nursing centers in Alabama and Florida.
Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

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